Exhibit 99.4

CISCO SYSTEMS, INC.

SA ACQUISITION LONG-TERM INCENTIVE PLAN

EFFECTIVE AS OF FEBRUARY 24, 2006

i

v

CISCO SYSTEMS, INC.

SA ACQUISITION LONG-TERM INCENTIVE PLAN

EFFECTIVE AS OF FEBRUARY 24, 2006

SECTION 1. INTRODUCTION.

The Company’s Board of Directors hereby adopts the Cisco Systems, Inc. SA Acquisition Long-Term Incentive Plan on January 31, 2006, with such Plan constituting an amendment, restatement and renaming of the SA 2003 LTIP, provided, however, that this Plan is not effective until the time specified in Section 15. Pursuant to the Merger Agreement, the Plan is established to assume all unissued shares of SA common stock reserved for issuance under the SA 2003 LTIP as of the Effective Time.

The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by offering Key Employees an opportunity to share in such long-term success by acquiring a proprietary interest in the Company.

The Plan seeks to achieve this purpose by providing for discretionary long-term incentive Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Stock Grants and Stock Units.

Unless otherwise provided in the Plan or Appendix A, the Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions). No Award made under the Plan shall be intended to be deferred compensation under section 409A of the Code and will be interpreted accordingly.

Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or Appendix A or any related Stock Option Agreement, SAR Agreement, Stock Grant Agreement, Stock Unit Agreement or Award Letter.

SECTION 2. DEFINITIONS.

(a) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b) “Assumed Option” means a Nonstatutory Stock Option granted under the SA 2003 LTIP prior to the Effective Time and that is unexpired, unexercised and outstanding immediately prior to the Effective Time, whether vested or unvested, and assumed by the Plan. Assumed Options granted on or after the date of the Merger Agreement shall be adjusted if necessary to comply with the limitations set forth in Section 4.2(xii) of the Merger Agreement.

(c) “Award” means any award of an Option, SAR, Stock Grant or Stock Unit under the Plan and any Assumed Option.

(d) “Award Letter” means a written letter, agreement or other notice approved by SA, which Award Letter sets forth the terms and conditions of an Assumed Option.

(e) “Board” means the Board of Directors of the Company, as constituted from time to time.

(f) “Cashless Exercise” means, to the extent that a Stock Option Agreement or Award Letter so provides, or that the Committee provides for in the case of an Assumed Option, and as permitted by applicable law, a program approved by the Committee in which payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates, including, but not limited to, U.S. federal and state income taxes, payroll taxes, and foreign taxes, if applicable.

(g) “Cause” means, except as may otherwise be provided in a Participant’s employment agreement or Award agreement, a conviction of a Participant for a felony crime or the failure of a Participant to contest prosecution for a felony crime, or a Participant’s misconduct, fraud or dishonesty (as such terms are defined by the Committee in its sole discretion), or any unauthorized use or disclosure of confidential information or trade secrets, in each case as determined by the Committee, and the Committee’s determination shall be conclusive and binding.

(h) “Change In Control” except as may otherwise be provided in a Participant’s employment agreement or Award agreement, means the occurrence of any of the following:

(i) A change in the composition of the Board over a period of thirty-six consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; or

(ii) The acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 35% of the total combined voting power of the Company’s then outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders accept.

(i) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(j) “Committee” means a committee described in Section 3.

(k) “Common Stock” means the Company’s common stock.

(l) “Company” means Cisco Systems, Inc., a California corporation.

(m) “Consultant” means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Director.

(n) “Corporate Transaction” except as may otherwise be provided in a Participant’s employment agreement or Award agreement, means the occurrence of any of the following shareholder approved transactions:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets.

A transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(o)	“Covered Employees” means those persons who are subject to the limitations of Code Section 162(m).

(p)	“Director” means a member of the Board.

(q)	“Disability” except as may otherwise be provided in a Participant’s employment agreement or Award agreement, means that the Key Employee is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Key Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(r)	“Effective Time” means the time of acceptance by the Secretary of State of the State of Georgia of the “Certificate of Merger” (as such term is defined in the Merger Agreement) between the Company, Columbus Acquisition Corp. (a

Georgia corporation and wholly owned subsidiary of the Company), and SA or such later time as may be agreed to by the Company and SA and specified in the Certificate of Merger.

(s) “Employee” means an individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Exercise Price” means, in the case of an Option or Assumed Option, the amount for which a Share may be purchased upon exercise of such Option or Assumed Option, as specified in the applicable Stock Option Agreement or Award Letter. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable upon exercise of such SAR.

(v) “Fair Market Value” means the market price of a Share as determined in good faith by the Committee. The Fair Market Value shall be determined by the following:

(i) If the Shares were traded over-the-counter or listed with NASDAQ on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted by the NASDAQ system for the date in question or (ii) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange on the date in question, the Fair Market Value is the closing selling price for the Common Stock as such price is officially quoted in the composite tape of transactions on the exchange determined by the Committee to be the primary market for the Common Stock for the date in question; provided, however, that if there is no such reported price for the Common Stock for the date in question under (i) or (ii), then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

If neither (i) or (ii) are applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Western Edition of The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

(w) “Fiscal Year” means the Company’s fiscal year.

(x) “Grant” means any grant of an Award under the Plan.

(y) “Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.

(z) “Key Employee” means an Employee who (i) had been employed by SA on or after the Effective Time, (ii) was not employed by the Company or the subsidiaries of the Company (other than SA or its subsidiaries acquired by the Company in the Merger at the Effective Time and (iii) has been selected by the Committee to receive an Award under the Plan.

(aa) “Merger Agreement” means the Agreement and Plan of Merger by and among Cisco Systems, Inc., Columbus Acquisition Corp. and Scientific-Atlanta, Inc. dated November 18, 2005.

(bb) “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

(cc) “Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase Shares.

(dd) “Option Exchange Ratio” means the quotient obtained by dividing $43.00 by the average of each trading day’s volume-weighted average sales price for a Share as quoted on the Nasdaq Stock Market for the ten consecutive days ending with the third trading day that precedes the “Closing Date” (as such term is defined in the Merger Agreement).

(ee) “Optionee” means an individual, estate or other entity that holds an Option or an Assumed Option.

(ff) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(gg) “Participant” means an individual or estate or other entity that holds an Award.

(hh) “Performance Goals” means one or more objective measurable performance factors as determined by the Committee with respect to each Performance Period based upon one or more factors (or a combination of or ratio between such factors), including, but not limited to: any key elements contained in or derived from the Company’s income statement, balance sheet and/or cash flow statement, or the equivalent measure in a business unit or function of the Company, including but not limited to sales or revenue, bookings, gross margin, costs and expenses, working capital, inventory, pre-tax and after-tax income, increase in cash, return on equity, return on assets, return on capital, earnings per share, return on sales, total shareholder return and net income, each with respect to the Company and/or one or more of its Subsidiaries, Affiliates and/ or operating units. These targets and objectives may represent performance vs. plan, performance vs. historical performance or performance vs. a peer group of comparable companies established by the Committee. Results against targets and objectives shall be determined and measured in accordance with generally accepted accounting principles as utilized by the Company in its reports filed under the Exchange Act. Awards issued to persons who are not Covered Employees may take into account other factors.

(ii) “Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(jj) “Plan” means this Cisco Systems, Inc. SA Acquisition Long-Term Incentive Plan as it may be amended from time to time.

(kk) “Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options or Assumed Options and/or outstanding SARs for any Participant(s) in a manner described by Item 402(i)(1) of SEC Regulation S-K (or its successor provision).

(ll) “SA” means Scientific-Atlanta, Inc. and its subsidiaries.

(mm) “SA 2003 LTIP” means the Scientific-Atlanta 2003 Long-Term Incentive Plan.

(nn) “SAR Agreement” means the agreement described in Section 8 evidencing each Award of a Stock Appreciation Right.

(oo) “SEC” means the Securities and Exchange Commission.

(pp) “Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

(qq) “Securities Act” means the Securities Act of 1933, as amended.

(rr) “Service” means service as an Employee, Director or Consultant. A Participant’s Service does not terminate when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to continuing ISO status, a common-law employee’s Service will be treated as terminating ninety (90) days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Committee determines which leaves count toward Service, and when Service terminates for all purposes under the Plan. Further, unless otherwise determined by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant provides service to the Company, a Parent, Subsidiary or Affiliate, or a transfer between entities (the Company or any Parent, Subsidiary, or Affiliate); provided that there is no interruption or other termination of Service.

(ss) “Share” means one share of Common Stock.

(tt) “Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan.

(uu) “Stock Grant” means Shares awarded under the Plan.

(vv) “Stock Grant Agreement” means the agreement described in Section 9 evidencing each Award of a Stock Grant.

(ww) “Stock Option Agreement” means the agreement described in Section 6 evidencing each Award of an Option, other than an Assumed Option.

(xx) “Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

(yy) “Stock Unit Agreement” means the agreement described in Section 10 evidencing each Award of a Stock Unit.

(zz) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(aaa) “10-Percent Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 3. ADMINISTRATION.

(a) Committee Composition. The Board or a Committee appointed by the Board shall administer the Plan. Unless the Board provides otherwise, the Company’s Compensation & Management Development Committee shall be the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

The Committee shall have membership composition which enables (i) Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to qualify as performance-based compensation as provided under Code Section 162(m).

The Board may also appoint one or more separate committees of the Board, each composed of two or more directors of the Company who need not qualify under Rule

16b-3 or Code Section 162(m), that may administer the Plan with respect to Key Employees who are not Section 16 Persons or Covered Employees, respectively, may grant Awards under the Plan to such Key Employees and may determine all terms of such Awards.

(b) Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and sole discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:

(i)	selecting Key Employees who are to receive Awards under the Plan;

(ii)	determining the type, number, vesting requirements and other features and conditions of such Awards and amending such Awards;

(iii)	correcting any defect, supplying any omission, or reconciling any inconsistency in the Plan or any Award agreement;

(iv)	accelerating the vesting, or extending the post-termination exercise term, of Awards at any time and under such terms and conditions as it deems appropriate;

(v)	interpreting the Plan;

(vi)	making all other decisions relating to the operation of the Plan; and

(vii)	adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by Key Employees of the Company and its Subsidiaries and Affiliates who reside outside the U.S., which plans and/or subplans shall be attached hereto as Appendices.

The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

(c) Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Stock Option Agreement, SAR Agreement, Stock Grant Agreement, Stock Unit Agreement or Award Letter, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4. GENERAL.

(a) General Eligibility. Only Employees shall be eligible for designation as Key Employees by the Committee, in its sole discretion.

(b) Incentive Stock Options. Only Key Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Key Employee who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied.

(c) Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine, in its sole discretion. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.

(d) Beneficiaries. Unless stated otherwise in an Award agreement, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate.

(e) Performance Conditions. The Committee may, in its discretion, include performance conditions in an Award. If performance conditions are included in Awards to Covered Employees, then such Awards may be subject to the achievement of Performance Goals established by the Committee. Such Performance Goals shall be established and administered pursuant to the requirements of Code Section 162(m). Before any Shares underlying an Award or any Award payments subject to Performance Goals are released to a Covered Employee with respect to a Performance Period, the Committee shall certify in writing that the Performance Goals for such Performance Period have been satisfied. Awards with performance conditions that are granted to Key Employees who are not Covered Employees need not comply with the requirements of Code Section 162(m).

(f) No Rights as a Shareholder. A Participant, or a transferee of a Participant, shall have no rights as a shareholder with respect to any Common Stock covered by an Award until such person has satisfied all of the terms and conditions to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Shares have been issued (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).

(g) Termination of Service. Unless the applicable Award agreement or, with respect to Participants who reside in the U.S., the applicable employment agreement provides otherwise, the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the term of the Option or SAR as applicable): (i) upon termination of Service for any reason, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration and the vested portions of any outstanding Stock Units shall be settled upon termination; (ii) if the Service of a Participant is terminated for Cause, then all unexercised Options and SARs, unvested portions of Stock Units and unvested portions of Stock Grants shall terminate and be forfeited immediately without consideration; (iii) if the Service of Participant is terminated for any reason other than for Cause, death, or Disability, then the vested portion of his/her then-outstanding Options/SARs may be exercised by such Participant or his or her personal representative within three months after the date of such termination; or (iv) if the Service of a Participant is terminated due to death or Disability, the vested portion of his/her then-outstanding Options/SARs may be exercised within eighteen months after the date of termination of Service.

SECTION 5. SHARES SUBJECT TO PLAN AND SHARE LIMITS.

(a) Basic Limitation. The stock issuable under the Plan shall be authorized but unissued Shares. The aggregate number of Shares reserved for Awards under the Plan shall not exceed 17,587,049 Shares, subject to adjustment pursuant to Section 11.

(b) Additional Shares. If Awards are forfeited or are terminated for any other reason before being exercised, then the Shares underlying such Awards shall again become available for Awards under the Plan. SARs shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of Shares issued upon settlement of the SARs.

(c) Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be applied against the number of Shares available for Awards.

(d) Share Limits.

(i) Limits on SARs and Options. Subject to adjustment pursuant to Section 11, no Key Employee shall receive Options and SARs to purchase Shares during any three (3) Fiscal Year period covering in excess of 6,597,000 Shares and the aggregate maximum number of Shares that may be issued in connection with ISOs shall be 17,587,049 Shares.

(ii) Limits on Stock Grants and Stock Units. Subject to adjustment pursuant to Section 11, no more than an aggregate number of 6,597,000 Shares may be awarded as Stock Grants or Stock Units under the Plan.

The maximum dollar value with respect to which Awards (other than Options, SARs payable in Shares and Stock Grants/Stock Units subject to Performance Goals) that are intended to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code which may be paid to any Employee for any particular Performance Period shall be Ten Million Dollars ($10,000,000).

SECTION 6. TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Agreement. Each Grant of an Option under the Plan shall be evidenced and governed exclusively by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Stock Option Agreement (including without limitation any performance conditions). The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall also specify whether the Option is an ISO or an NSO. No ISOs may be awarded after August 13, 2013.

(b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall be subject to adjustment of such number in accordance with Section 11.

(c) Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for ISO grants to 10-Percent Shareholders) on the date of Grant.

(d) Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed nine years from the date of Grant. Unless the applicable Stock Option Agreement provides otherwise, each Option shall vest and become exercisable with respect to 20% of the Shares subject to the Option upon completion of one year of Service measured from the vesting commencement date, the balance of the Shares subject to the Option shall vest and become exercisable in forty-eight equal installments upon completion of each month of Service thereafter, and the term of the Option shall be nine years from the date of Grant. A Stock Option Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement and no Option may provide that, upon exercise of the Option, a new Option will automatically be granted.

(e) Modifications or Assumption of Options and Assumed Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares, at the same or a different Exercise Price, and with the same or different vesting provisions. Notwithstanding the preceding sentence or anything to the contrary herein, the Committee may not Re-Price outstanding Options or Assumed Options unless there is approval by the Company shareholders and no modification of an Option or Assumed Option shall, without the consent of the Optionee, impair his or her rights or obligations under such Option or Assumed Option.

(f) Assignment or Transfer of Options or Assumed Options. Except as otherwise provided in the applicable Stock Option Agreement or Award Letter and then only to the extent permitted by applicable law, no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Option Agreement or Award Letter, an Option or Assumed Option may be exercised during the lifetime of the Optionee only by the Optionee or by the guardian or legal representative of the Optionee. No Option or Assumed Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

(g) Assumed Options. Assumed Options shall be governed by the provisions of this Plan and Appendix A.

SECTION 7. PAYMENT FOR OPTION AND ASSUMED OPTION SHARES.

The entire Exercise Price of Shares issued upon exercise of Options or Assumed Options shall be payable in cash at the time when such Shares are purchased, except as follows and if so provided for in an applicable Stock Option Agreement or Award Letter:

(a) Surrender of Stock. Payment for all or any part of the Exercise Price of Options or Assumed Options may be made with Shares which have already been owned by the Optionee; provided that the Committee may, in its sole discretion, require that Shares tendered for payment be previously held by the Optionee for a minimum duration. Such Shares shall be valued at their Fair Market Value.

(b) Cashless Exercise. Payment for all or any part of the Exercise Price may be made through Cashless Exercise at the Committee’s sole discretion.

(c) Other Forms of Payment. Payment for all or any part of the Exercise Price of Options may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Section 7. In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 7.

SECTION 8. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

(a) SAR Agreement. Each Grant of a SAR under the Plan shall be evidenced and governed exclusively by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a SAR Agreement (including without limitation any performance conditions). A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s compensation.

(b) Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall be subject to adjustment of such number in accordance with Section 11.

(c) Exercise Price. Each SAR Agreement shall specify the Exercise Price which shall be established by the Committee. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the date of Grant.

(d) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR which shall not exceed nine years from the date of Grant. Unless the applicable SAR Agreement provides otherwise, each SAR shall vest and become exercisable with respect to 20% of the Shares subject to the SAR upon completion of one year of Service measured from the vesting commencement date, the balance of the Shares subject to the SAR shall vest and become exercisable in forty-eight equal installments upon completion of each month of Service thereafter, and the term of the SAR shall be nine years from the date of Grant. A SAR Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events. SARs may be awarded in combination with Options or Stock Grants, and such an Award shall provide that the SARs will not be exercisable unless the related Options or Stock Grants are forfeited. A SAR may be included in an ISO only at the time of Grant but may be included in an NSO at the time of Grant or at any subsequent time, but not later than six months before the expiration of such NSO. No SAR may provide that, upon exercise of the SAR, a new SAR will automatically be granted.

(e) Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine at the time of Grant of the SAR, in its sole discretion. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of exercise) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

(f) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding stock appreciation rights or may accept the cancellation of outstanding stock appreciation rights (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares, at the same or a different Exercise Price, and with the same or different vesting provisions. Notwithstanding the preceding sentence or anything to the contrary herein, unless there is approval by the Company shareholders, the Committee may not Re-Price outstanding SARs and no modification of a SAR shall, without the consent of the Participant, impair his or her rights or obligations under such SAR.

(g) Assignment or Transfer of SARs. Except as otherwise provided in the applicable SAR Agreement and then only to the extent permitted by applicable law, no SAR shall be transferable by the Participant other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable SAR Agreement, a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. No SAR or interest therein may be assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 9. TERMS AND CONDITIONS FOR STOCK GRANTS.

(a) Amount and Form of Awards. Awards under this Section 9 may be granted in the form of a Stock Grant. Each Stock Grant Agreement shall specify the number of Shares to which the Stock Grant pertains and shall be subject to adjustment of such number in accordance with Section 11. A Stock Grant may also be awarded in combination with NSOs, and such an Award may provide that the Stock Grant will be forfeited in the event that the related NSOs are exercised.

(b) Stock Grant Agreement. Each Stock Grant awarded under the Plan shall be evidenced and governed exclusively by a Stock Grant Agreement between the Participant and the Company. Each Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in the applicable Stock Grant Agreement (including without limitation any performance conditions). The provisions of the various Stock Grant Agreements entered into under the Plan need not be identical.

(c) Payment for Stock Grants. Stock Grants may be issued with or without cash consideration or any other form of legally permissible consideration approved by the Committee.

(d) Vesting Conditions. Each Stock Grant may or may not be subject to vesting. Any such vesting provision may provide that Shares shall vest based on Service over time or shall vest, in full or in installments, upon satisfaction of performance conditions specified in the Stock Grant Agreement which may include Performance Goals pursuant to Section 4(e). Unless the applicable Stock Grant Agreement provides otherwise, each Stock Grant shall vest with respect to 20% of the Shares subject to the Stock Grant upon completion of each year of Service on each of the first through fifth annual anniversaries of the vesting commencement date. A Stock Grant Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events.

(e) Assignment or Transfer of Stock Grants. Except as provided in the applicable Stock Grant Agreement, and then only to the extent permitted by applicable law, a Stock Grant awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 9(e) shall be void. However, this Section 9(e) shall not preclude a Participant from designating a beneficiary who will receive any vested outstanding Stock Grant Awards in the event of the Participant’s death, nor shall it preclude a transfer of vested Stock Grant Awards by will or by the laws of descent and distribution.

(f) Voting and Dividend Rights. The holder of a Stock Grant awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. A Stock Grant Agreement, however, may require that the holder of such Stock Grant invest any cash dividends received in additional Shares subject to the Stock Grant. Such additional Shares subject to the Stock Grant shall be subject to the same conditions and restrictions as the Stock Grant with respect to which the dividends were paid. Such additional Shares subject to the Stock Grant shall not reduce the number of Shares available for issuance under Section 5.

(g) Modification or Assumption of Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding stock grants or may accept the cancellation of outstanding stock grants (including stock granted by another issuer) in return for the grant of new Stock Grants for the same or a different number of Shares and with the same or different vesting provisions. Notwithstanding the preceding sentence or anything to the contrary herein, no modification of a Stock Grant shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Grant.

SECTION 10. TERMS AND CONDITIONS OF STOCK UNITS.

(a) Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced and governed exclusively by a Stock Unit Agreement between the Participant and the

Company. Such Stock Units shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in the applicable Stock Unit Agreement (including without limitation any performance conditions). The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b) Number of Shares. Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit Grant pertains and shall be subject to adjustment of such number in accordance with Section 11.

(c) Payment for Stock Units. Stock Units shall be issued without consideration.

(d) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Any such vesting provision may provide that Shares shall vest based on Service over time or shall vest, in full or in installments, upon satisfaction of performance conditions specified in the Stock Unit Agreement which may include Performance Goals pursuant to Section 4(e). Unless the applicable Stock Unit Agreement provides otherwise, each Stock Unit shall vest with respect to 20% of the Shares subject to the Stock Unit upon completion of each year of Service on each of the first through fifth annual anniversaries of the vesting commencement date. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events.

(e) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

(f) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee at the time of the grant of the Stock Units, in its sole discretion. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when the vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

(h) Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding stock units or may accept the cancellation of outstanding stock units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares and with the same or different vesting provisions. Notwithstanding the preceding sentence or anything to the contrary herein, no modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Unit.

(i) Assignment or Transfer of Stock Units. Except as provided in the applicable Stock Unit Agreement, and then only to the extent permitted by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 10(i) shall be void. However, this Section 10(i) shall not preclude a Participant from designating a beneficiary who will receive any outstanding vested Stock Units in the event of the Participant’s death, nor shall it preclude a transfer of vested Stock Units by will or by the laws of descent and distribution.

SECTION 11. PROTECTION AGAINST DILUTION.

(a) Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate adjustments to the following:

(i) the number of Shares and the kind of shares or securities available for future Awards under Section 5;

(ii) the limits on Awards specified in Section 5;

(iii) the number of Shares and the kind of shares or securities covered by each outstanding Award; or

(iv) the Exercise Price under each outstanding SAR or Option.

(b) Participant Rights. Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 11 a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

(c) Fractional Shares. Any adjustment of Shares pursuant to this Section 11 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 12. EFFECT OF A CORPORATE TRANSACTION.

(a) Corporate Transaction. In the event that the Company is a party to a Corporate Transaction, outstanding Awards shall be subject to the applicable agreement of merger, reorganization, or sale of assets. Such agreement may provide, without limitation, for the assumption or substitution of outstanding Options, Assumed Options, SARs, or Stock Units by the surviving corporation or its parent, for the assumption of outstanding Stock Grant Agreements by the surviving corporation or its parent, for the replacement of outstanding Options, Assumed Options, SARs, and Stock Units with a cash incentive program of the surviving corporation which preserves the spread existing on the unvested portions of such outstanding Awards at the time of the transaction and provides for subsequent payout in accordance with the same vesting provisions applicable to those Awards, for accelerated vesting of outstanding Awards, or for the cancellation of outstanding Options, Assumed Options, SARs, and Stock Units, with or without consideration, in all cases without the consent of the Participant.

(b) Acceleration. The Committee may determine, at the time of grant of an Award or thereafter, that such Award shall become fully vested as to all Shares subject to such Award in the event that a Corporate Transaction or a Change in Control occurs. Unless otherwise provided in the applicable Award agreement, in the event that a Corporate Transaction occurs and any outstanding Options, Assumed Options, SARs or Stock Units are not assumed, substituted, or replaced with a cash incentive program pursuant to Section 12(a) or any outstanding Stock Grant Agreements are not assumed pursuant to Section 12(a), then such Awards shall fully vest and be fully exercisable immediately prior to such Corporate Transaction. Immediately following the consummation of a Corporate Transaction, all outstanding Options, Assumed Options, SARs and Stock Units shall terminate and cease to be outstanding, except to the extent that they are assumed by the surviving corporation or its parent.

(c) Dissolution. To the extent not previously exercised or settled, Options, Assumed Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

SECTION 13. LIMITATIONS ON RIGHTS.

(a) No Entitlements. A Participant’s rights, if any, in respect of or in connection with any Award is derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

(b) Shareholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her Award prior to the issuance of such Shares (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company). No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such Shares are issued, except as expressly provided in Section 11.

(c) Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

SECTION 14. WITHHOLDING TAXES.

(a) General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. If a public market for the Company’s Shares exists, the Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering or attesting to all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may, in its discretion, also permit a Participant to satisfy withholding or income tax obligations related to an Award through Cashless Exercise or through a sale of Shares underlying the Award.

SECTION 15. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan shall only become effective upon the Effective Time. The Plan shall terminate on November 7, 2013 and may be terminated on any earlier date pursuant to this Section 15.

(b) Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. The termination of the Plan, or any amendment thereof, shall not impair the rights or obligations of any Participant under any Award previously granted under the Plan or Assumed Option without the Participant’s consent. No Awards shall be granted under the Plan before the Effective Time or after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent such approval is otherwise required by applicable laws, regulations or rules.

APPENDIX A

The terms and conditions set forth below in conjunction with the Plan shall apply only to Assumed Options. Pursuant to the Merger Agreement, it is the intent of the Plan and Appendix A that each Assumed Option shall be governed and administered according to its original terms and conditions and as augmented by the Merger Agreement. Any discrepancy or conflict between the definitions, terms and conditions of the Plan and this Appendix A shall be controlled by the definitions, terms and conditions in Appendix A. All terms not defined in this Appendix A shall have the same meaning as defined in the Plan.

SECTION A. ASSUMED OPTIONS.

A.1	EXERCISE PRICE. As of the Effective Time, the Exercise Price for each Assumed Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the exercise price specified in the respective Award Letter by the Option Exchange Ratio.

A.2	SHARES. As of the Effective Time, each Assumed Option shall be converted into an option to purchase Shares and the number of Shares for each Assumed Option shall be equal to the product (rounded down to the nearest whole number of Shares) obtained by multiplying the number of shares of SA common stock specified in the respective Award Letter by the Option Exchange Ratio.

A.3	TERM AND VESTING OF OPTIONS. Except as may otherwise be provided pursuant to Section 4.2 of the Merger Agreement, the following provisions shall apply to the term and vesting of the Assumed Options:

Assumed Options shall be exercisable for a period expiring on the tenth anniversary of the date of grant, and shall be subject to earlier termination, or such lesser period as may be specified in an Award Letter. Notwithstanding the foregoing, as provided for in the Merger Agreement, each Assumed Option granted on or after the date of the Merger Agreement shall be exercisable for a period expiring on the ninth anniversary of the date of grant, and shall be subject to earlier termination, or such lesser period as may be specified in an Award Letter.

No Assumed Options shall become exercisable before the first anniversary of the date of the grant, unless such Assumed Options became fully vested as of the Effective Time or otherwise provided for in an employment agreement or Award Letter. The full vesting period for any unvested Assumed Option shall not be less than the third anniversary of the date of grant and no more than one-third of the Shares granted in the unvested Assumed Option shall vest in any one year. Notwithstanding the foregoing, as provided in the Merger Agreement, any Assumed Option granted on or after the date of the Merger Agreement shall vest over a five-year period with twenty percent (20%) vesting on the first anniversary of the date of grant, with the balance vesting ratably monthly over the next four (4) years. No Assumed Option granted on or after the date of the Merger Agreement shall provide for acceleration upon any event.

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SECTION B. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

In the event of changes in all of the outstanding Shares by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, or exchanges of shares, separations, reorganizations or liquidations or similar events or in the event of extraordinary cash or non-cash dividends being declared with respect to outstanding Shares or other similar transactions, the number and class of Shares subject to Assumed Options theretofore granted, applicable Exercise Prices and applicable Performance Goals for the Performance Periods not yet completed, performance levels and portion of payments related thereto, and all other applicable provisions, shall, subject to the provisions of the Plan, be equitably adjusted by the Committee. The foregoing adjustment and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional Share which might otherwise become subject to an Award.

If by reason of an adjustment pursuant to this Section B a Participant’s Assumed Option covers additional or different shares of stock or securities, then such additional or different shares and the Assumed Option in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Assumed Option and the Shares subject to the Assumed Option prior to such adjustment.

SECTION C. WITHHOLDING FOR TAXES.

The Company shall, before any payment is made or a certificate for any Shares is delivered or any Shares are credited to any brokerage account, deduct or withhold from any payment under the Plan any Federal, state, local or other taxes, including transfer taxes, required by law to be withheld or to require the Participant or his or her beneficiary or estate, as the case may be, to pay any amount, or the balance of any amount, required to be withheld. The Company may elect to deduct such taxes from any amounts payable then or any time thereafter in cash to the Employee and, in the Employee’s sole discretion, the payment of such taxes may be made from Shares previously held by such Employee for a period of at least six (6) months and one (1) day after such Shares are issued or from Shares obtained by the exercise of the Assumed Option. For avoidance of doubt, if the Shares to be surrendered by Optionee were converted from SA shares then the holding period shall include such period of time that the SA shares were held by Optionee prior to the Effective Time.

SECTION D. GOVERNING LAW.

The Assumed Options and the rights of all persons claiming hereunder with regard to such Assumed Options shall be construed and determined in accordance of the laws of the State of Georgia without giving effect to the conflicts of laws principles thereof, except to the extent that such laws are preempted by federal law.

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CISCO SYSTEMS, INC.

SA ACQUISITION LONG-TERM INCENTIVE PLAN

NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the following option grant (the “Option”) made to purchase shares of Cisco Systems, Inc. (the “Company”) common stock:

Optionee:

Grant Date:

Type of Option:	___ Incentive Stock Option

___ Nonstatutory Stock Option

Grant Number:

Number of Option Shares:                                                                                                                                                       shares

Exercise Price: $_________ per share

Vesting Commencement Date:

Expiration Date:

Exercise Schedule

The Option shall vest and become exercisable with respect to (i) twenty percent (20%) of the Option Shares upon Optionee’s completion of one (1) year of Service measured from the Vesting Commencement Date and (ii) the balance of the Option Shares in a series of forty-eight (48) successive equal monthly installments upon Optionee’s completion of each additional month of Service over the forty-eight (48)-month period measured from the first annual anniversary of the Vesting Commencement Date. In no event shall the Option vest and become exercisable for any additional Option Shares after Optionee’s cessation of Service.

Should Optionee request a reduction to his or her work commitment to less than thirty (30) hours per week, then the Committee shall have the right, to extend the period over which the Option shall thereafter vest and become exercisable for the Option Shares during the remainder of the Option term. The decision whether or not to approve Optionee’s request for any reduced work commitment shall be at the sole discretion of the Company. In no event shall any extension of the Exercise Schedule for the Option Shares result in the extension of the Expiration Date of the Option.

Optionee understands and agrees that the Option is offered subject to and in accordance with the terms of the Cisco Systems, Inc. SA Acquisition Long-Term Incentive Plan (the “Plan”). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto.

No Employment or Service Contract. Nothing in this Notice or in the attached Stock Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice, the attached Stock Option Agreement or the Plan.

STOCK OPTION AGREEMENT

Recitals

A. The Board has adopted the Plan for the purpose of retaining the services of selected Employees who were employed by Scientific-Atlanta, Inc. or its subsidiaries on or after the effective time of the merger between the Company, Columbus Acquisition Corp., and Scientific-Atlanta, Inc., and who were not employed by the Company or its subsidiaries (other than Scientific-Atlanta or its subsidiaries acquired by the Company in the merger) at the effective time of the merger.

B. Optionee is to render valuable services to the Company (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s grant of an option to Optionee.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement, the attached Notice of Grant of Stock Option (the “ Notice”), or the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option. The Company hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Notice. The Option Shares shall be purchasable from time to time during the Option term specified in Paragraph 2 at the Exercise Price specified in the Notice.

2. Option Term. This Option shall have a maximum term of nine (9) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

3. Limited Transferability. This Option may, in connection with the Optionee’s estate plan and only to the extent permitted by applicable laws, regulations and rules, be assigned in whole or in part during Optionee’s lifetime to one or more members of the Optionee’s immediate family or to a trust established for the exclusive benefit of one or more such family members. The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the Option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Company may deem appropriate. Should the Optionee die while holding this Option, then this Option shall be transferred in accordance with Optionee’s will or the laws of descent and distribution.

4. Dates of Exercise. This Option shall vest and become exercisable for the Option Shares in one or more installments as specified in the Notice. As the Option becomes exercisable for such installments, those installments shall accumulate and the Option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the Option term under Paragraph 5 or 6. As an administrative matter, the exercisable portion of this Option may only be exercised until the close of the Nasdaq National Market on the last trading day before the Expiration Date or earlier date of termination of the Option term under Paragraph 5. Any later attempt to exercise this Option will not be honored. For example, if Optionee ceases to remain in Service as provided in Paragraph 5(i) and the date three (3) months from the date of cessation is Monday, July 4 (a holiday on which the Nasdaq National Market is closed), Optionee must exercise the exercisable portion of this Option by 4 pm Eastern Daylight Time on Friday, July 1.

5. Cessation of Service. The Option term specified in Paragraph 2 shall terminate (and this Option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(i) Should Optionee cease to remain in Service for any reason (other than death, Disability or Cause) while this Option is outstanding, then Optionee shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise this Option, but in no event shall this Option be exercisable at any time after the Expiration Date.

(ii) If Optionee dies while this Option is outstanding, then the personal representative of Optionee’s estate or the person or persons to whom the Option is transferred pursuant to Optionee’s will or in accordance with the laws of descent and distribution shall have the right to exercise this Option. Such right shall lapse, and this Option shall cease to be outstanding, upon the earlier of (A) the expiration of the eighteen (18)- month period measured from the date of Optionee’s death or (B) the Expiration Date.

(iii) Should Optionee cease Service by reason of Disability while this Option is outstanding, then Optionee shall have a period of eighteen (18) months (commencing with the date of such cessation of Service) during which to exercise this Option, but in no event shall this Option be exercisable at any time after the Expiration Date.

(iv) Optionee’s date of cessation of Service shall mean the date upon which Optionee ceases active performance of services for the Company following the provision of such notification of termination or resignation from Service and shall be determined solely by this Agreement and without reference to any other agreement, written or oral, including Optionee’s contract of employment, and shall not otherwise include any period of notice of termination of employment, whether expressed or implied.

(v) During the limited period of post-Service exercisability, this Option may not be exercised in the aggregate for more than the number of vested Option Shares for which the Option is exercisable at the time of Optionee’s cessation of Service. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this Option shall terminate and cease to be outstanding for any vested Option Shares for which the Option has not been exercised. However, this Option shall, immediately upon Optionee’s cessation of Service for any reason, terminate and cease to be outstanding with respect to any Option Shares in which Optionee is not otherwise at that time vested or for which this Option is not otherwise at that time exercisable.

(vi) Should Optionee’s Service be terminated for Cause or should Optionee otherwise engage in activities constituting Cause while this Option is outstanding, then this Option shall terminate immediately and cease to remain outstanding. In the event Optionee’s Service with the Company is suspended pending an investigation of whether Optionee’s Service will be terminated for Cause, all Optionee’s rights under the Option, including the right to exercise the Option, shall be suspended during the investigation period.

6. Special Acceleration of Option

(a) This Option, to the extent outstanding at the time of a Corporate Transaction but not otherwise fully vested and exercisable, shall automatically accelerate so that this Option shall, immediately prior to the effective date of the Corporate Transaction, become vested and exercisable for all of the Option Shares at the time subject to this Option and may be exercised for any or all of those Option Shares as fully-vested Shares. No such acceleration of this Option, however, shall occur if and to the extent: (i) this Option is, in connection with the Corporate Transaction, either assumed by the successor corporation (or parent thereof) or replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof) or (ii) this Option is replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested Option Shares at the time of the Corporate Transaction (the excess of the Fair Market Value of those Option Shares over the aggregate Exercise Price payable for such Shares) and provides for subsequent pay-out in accordance with the same Exercise Schedule set forth in the Notice. The determination of option comparability under clause (i) shall be made by the Committee, and such determination shall be final, binding and conclusive.

(b) Immediately following the effective date of the Corporate Transaction, this Option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) in connection with the Corporate Transaction.

(c) If this Option is assumed in connection with a Corporate Transaction, then the Committee shall appropriately adjust the number of shares and the kind of shares or securities covered by the Option and the Exercise Price immediately after such Corporate Transaction, provided the aggregate Exercise Price shall remain the same.

(d) This Option, to the extent outstanding at the time of a Change in Control but not otherwise fully vested and exercisable, shall automatically accelerate so that this Option shall, immediately prior to the effective date of the Change in Control, become vested and exercisable for all of the Option Shares at the time subject to this Option and may be exercised for any or all of those Option Shares as fully-vested Shares. This Option shall remain so exercisable until the Expiration Date or sooner termination of the Option term.

(e) This Agreement shall not in any way affect the right of the

Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7. Adjustment in Option Shares. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, appropriate adjustments shall be made to (i) the total number and/or kind of shares or securities subject to this Option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8. Shareholder Rights. The holder of this Option shall not have any shareholder rights with respect to the Option Shares until such person shall have exercised the Option, paid the Exercise Price and become a holder of record of the purchased Shares.

9. Manner of Exercising Option.

(a) In order to exercise this Option with respect to all or any part of the Option Shares for which this Option is at the time exercisable, Optionee (or any other person or persons exercising the Option) must take the following actions:

(i) Pay the aggregate Exercise Price for the purchased Shares in one or more of the following forms:

(A) cash or check made payable to the Company;

(B) as permitted by applicable law, through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the Option) shall concurrently provide irrevocable written instructions (I) to a Company-designated brokerage firm (or in the case of an executive officer or Board member of the Company, an Optionee-designated brokerage firm) to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares plus, if applicable, the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates and (II) to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

(C) a promissory note payable to the Company, but only to the extent authorized by the Committee in accordance with Paragraph 13; and

(D) Shares held by Optionee (or any other person or persons exercising the Option) for the minimum period established by the Committee and valued at Fair Market Value on the exercise date.

(ii) Furnish to the Company appropriate documentation that the person or persons exercising the Option (if other than Optionee) have the right to exercise this Option.

(iii) Make appropriate arrangements with the Company (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all tax withholding requirements applicable to the Option exercise.

(b) As soon as practical after the exercise date, the Company shall issue to or on behalf of Optionee (or any other person or persons exercising this Option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

(c) In no event may this Option be exercised for any fractional Shares.

(d) Notwithstanding any other provisions of the Plan, this Agreement or any other agreement to the contrary, if at the time this Option is exercised, Optionee is indebted to the Company (or any Parent or Subsidiary) for any reason, the following actions shall be taken, as deemed appropriate by the Committee:

(i) any Shares to be issued upon such exercise shall automatically be pledged against Optionee’s outstanding indebtedness; and

(ii) if this Option is exercised in accordance with subparagraph 9(a)(i)(B) above, the after tax proceeds of the sale of Optionee’s Shares shall automatically be applied to the outstanding balance of Optionee’s indebtedness.

10. Compliance with Laws and Regulations.

(a) The exercise of this Option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Company and Optionee with all applicable laws, regulations and rules relating thereto, including all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Shares may be listed for trading at the time of such exercise and issuance.

(b) The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Shares pursuant to this Option shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

11. Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

12. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address maintained for Optionee in the Company’s records. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13. Financing. The Committee may, in its absolute discretion and without any obligation to do so, permit Optionee to pay the Exercise Price for the purchased Option Shares by delivering a full-recourse promissory note payable to the Company. The terms of any such promissory note (including the interest rate, the requirements for collateral and the terms of repayment) shall be established by the Committee in its sole discretion.

14. Construction. The Notice, this Agreement, and the Option evidenced hereby (a) are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, and (b) constitute the entire agreement between Optionee and the Company on the subject matter hereof and supercede all proposals, written or oral, and all other communications between the parties related to the subject matter. All decisions of the Committee with respect to any question or issue arising under the Notice, this Agreement or the Plan shall be conclusive and binding on all persons having an interest in this Option.

15. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to the conflict of laws principles thereof.

16. Excess Shares. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of Shares which may without shareholder approval be issued under the Plan, then this Option shall be void with respect to those excess shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares issuable under the Plan is obtained in accordance with the provisions of the Plan and all applicable laws, regulations and rules.

17. Additional Terms Applicable to an Incentive Stock Options. In the event this Option is designated an Incentive Stock Option in the Notice, the following terms and conditions shall also apply to the Option:

(a) This Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option if (and to the extent) this Option is exercised for one or more Option Shares: (A) more than three (3) months after the date Optionee ceases to be an Employee for any reason other than death or Disability or (B) more than twelve (12) months after the date Optionee ceases to be an Employee by reason of Disability.

(b) Even if this Option is designated as an Incentive Stock Option, if the Shares subject to this Option (and all other Incentive Stock Options granted to Optionee by the Company or any Parent or Subsidiary, including under other plans of the Company) that first become exercisable in any calendar year have an aggregate Fair Market Value (determined for each Share as of the date of grant of the option covering such Share) in excess of $100,000, the Shares in excess of $100,000 shall be treated as subject to a Nonstatutory Stock Option in accordance all applicable laws, regulations and rules.

18. Leave of Absence. Unless otherwise determined by the Committee, the following provisions shall apply upon the Optionee’s commencement of an authorized leave of absence:

(a) The Exercise Schedule in effect under the Notice shall be frozen as of the first day of the authorized leave, and this Option shall not become exercisable for any additional installments of the Option Shares during the period Optionee remains on such leave.

(b) If the Option is designated as an Incentive Stock Option in the Notice and if the leave of absence continues for more than ninety (90) days, then this Option shall automatically convert to a Nonstatutory Stock Option at the end of the three (3)-month period measured from the ninety-first (91st) day of such leave, unless the Optionee’s right to return to active work is guaranteed by law or by a contract.

(c) In no event shall this Option become exercisable for any additional Option Shares or otherwise remain outstanding if Optionee does not resume Service prior to the Expiration Date of the Option term.

19. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

20. Authorization to Release Necessary Personal Information.

(a) Optionee hereby authorizes and directs Optionee’s employer to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding Optionee’s employment, the nature and amount of Optionee’s compensation and the fact and conditions of Optionee’s participation in the Plan (including, but not limited to, Optionee’s name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all options or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing Optionee’s participation in the Plan. Optionee understands that the Data may be transferred to the Company or any of its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party assisting with the exercise of Options under the Plan or with whom Shares acquired upon exercise of this Option or cash from the sale of such shares may be deposited. Optionee acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of Optionee’s residence. Furthermore, Optionee acknowledges and understands that the transfer of the Data to the Company or any of its Subsidiaries, or to any third parties is necessary for Optionee’s participation in the Plan.

(b) Optionee may at any time withdraw the consents herein, by contacting Optionee’s local human resources representative in writing. Optionee further acknowledges that withdrawal of consent may affect Optionee’s ability to exercise or realize benefits from the Option, and Optionee’s ability to participate in the Plan.

21. No Entitlement or Claims for Compensation.

(a) Optionee’s rights, if any, in respect of or in connection with this Option or any other Award is derived solely from the discretionary decision of the Company to permit Optionee to participate in the Plan and to benefit from a discretionary Award. By accepting this Option, Optionee expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to Optionee. This Option is not intended to be compensation of a continuing or recurring nature, or part of Optionee’s normal or expected compensation, and in no way represents any portion of a Optionee’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

(b) Neither the Plan nor this Option or any other Award granted under the Plan shall be deemed to give Optionee a right to remain an Employee, Consultant or director of the Company, a Parent or a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of Optionee at any time, with or without cause, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any), and Optionee shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan, this Option or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

(c) Optionee agrees that the Company may require Options granted hereunder be exercised with, and the Option Shares held by, a broker designated by the Company. In addition, Optionee agrees that his or her rights hereunder shall be subject to set-off by the Company for any valid debts the Optionee owes to the Company.

CISCO SYSTEMS, INC.

SA ACQUISITION LONG-TERM INCENTIVE PLAN

STOCK GRANT AGREEMENT

This Stock Grant Agreement (the “Agreement”) is made and entered into as of                     , 200   by and between Cisco Systems, Inc., a California corporation (the “Company”), and                              pursuant to the Cisco Systems, Inc. SA Acquisition Long-Term Incentive Plan (the “Plan”). To the extent any capitalized terms used in this Agreement are not defined, they shall have the meaning ascribed to them in the Plan. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail.

In consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

1. Restricted Shares. Pursuant to the Plan, the Company hereby transfers to you, and you hereby accept from the Company, a Stock Grant Award consisting of                      Shares (the “Restricted Shares”), on the terms and conditions set forth herein and in the Plan.

2. Vesting of Restricted Shares. So long as your Service continues, the Restricted Shares shall vest in accordance with the following schedule: twenty percent (20%) of the total number of Restricted Shares issued pursuant to this Agreement shall vest on                         , 20     (the first annual anniversary of the vesting commencement date) and on each annual anniversary thereafter, unless otherwise provided by the Plan or Section 3 below. In the event of the termination of your Service for any reason, all unvested Restricted Shares shall be immediately forfeited without consideration. For purposes of facilitating the enforcement of the provisions of this Section 2, the Company may issue stop-transfer instructions on the Restricted Shares to the Company’s transfer agent, or otherwise hold the Restricted Shares in escrow, until the Restricted Shares have vested and you have satisfied all applicable obligations with respect to the Restricted Shares, including any applicable tax withholding obligations set forth in Section 5 below. Any new, substituted or additional securities or other property which is issued or distributed with respect to the unvested Restricted Shares shall be subject to the same terms and conditions as are applicable to the unvested Restricted Shares under this Agreement and the Plan.

3. Special Acceleration.

(a) To the extent the Restricted Shares are outstanding at the time of a Corporate Transaction, but not otherwise fully vested, such Restricted Shares shall automatically accelerate immediately prior to the effective date of the Corporate Transaction and shall become vested in full at that time. No such acceleration, however, shall occur if and to the extent: (i) this Stock Grant Agreement is, in connection with the Corporate Transaction, assumed by the successor corporation (or parent thereof), or (ii) the Restricted Shares are replaced with a cash incentive program of the successor corporation which preserves the Fair Market Value of the Restricted Shares at the time of the Corporate Transaction and provides for subsequent pay-out in accordance with the vesting schedule set forth in Section 2 above.

(b) Immediately following the effective date of the Corporate Transaction, this Stock Grant Agreement shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) in connection with the Corporate Transaction.

(c) If this Stock Grant Agreement is assumed in connection with a Corporate Transaction, then the Committee shall appropriately adjust the number of shares and the kind of shares or securities covered by this Stock Grant Agreement immediately after such Corporate Transaction.

(d) To the extent the Restricted Shares are outstanding at the time of a Change in Control but not otherwise fully vested, such Restricted Shares shall automatically accelerate immediately prior to the effective date of the Change in Control and shall become vested in full at that time.

(e) This Stock Grant Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

4. Restriction on Election to Recognize Income in the Year of Grant. Under Section 83 of the Code, the Fair Market Value of the Restricted Shares on the date the Restricted Shares vest will be taxable as ordinary income at that time. You understand, acknowledge and agree that, as a condition to the grant of this Award, you may not elect to be taxed at the time the Restricted Shares are acquired by filing an election under Section 83(b) of the Code with the Internal Revenue Service.

5. Withholding Taxes. You agree to satisfy any applicable withholding tax obligations that arise in connection with the Restricted Shares by (i) having the Company withhold Shares from the Restricted Shares held in escrow, or (ii) tendering Shares to the Company, in either case, equal in value to the amount necessary to satisfy any such withholding tax obligation. Such Shares shall be valued based on the Fair Market Value as of the day prior to the date that the amount of tax to be withheld is to be determined under applicable law. The Company shall not be required to release the Restricted Shares from the stop-transfer instructions or escrow unless and until such obligations are satisfied.

6. Tax Advice. You represent, warrant and acknowledge that the Company has made no warranties or representations to you with respect to the income tax consequences of the transactions contemplated by this Agreement, and you are in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences. YOU UNDERSTAND THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING ANY STOCK GRANT AWARD. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.

7. Non-Transferability of Restricted Shares. Except as permitted by applicable law, Restricted Shares which have not vested pursuant to Section 2 above shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily or involuntarily or by the operation of law. However, this Section 7 shall not preclude you from designating a beneficiary who will receive any vested Restricted Shares in the event of the your death, nor shall it preclude a transfer of vested Restricted Shares by will or by the laws of descent and distribution.

8. Restriction on Transfer. Regardless of whether the transfer or issuance of the Restricted Shares has been registered under the Securities Act or has been registered or qualified under the securities laws of any state, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Restricted Shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any state, or any other law.

9. Stock Certificate Restrictive Legends. Stock certificates evidencing the Restricted Shares may bear such restrictive legends as the Company and the Company’s counsel deem necessary under applicable law or pursuant to this Agreement.

10. Representations, Warranties, Covenants, and Acknowledgments. You hereby agree that in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the Restricted Shares may be conditioned upon you making certain representations, warranties, and acknowledgments relating to compliance with applicable securities laws.

11. Voting and Other Rights. Subject to the terms of this Agreement, you shall have all the rights and privileges of a shareholder of the Company while the Restricted Shares are subject to stop-transfer instructions, or otherwise held in escrow, including the right to vote and to receive dividends (if any).

12. Authorization to Release Necessary Personal Information.

(a) You hereby authorize and direct your employer to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding your employment, the nature and amount of your compensation and the facts and conditions of your participation in the Plan (including, but not limited to, your name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all Awards or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing your participation in the Plan. You understand that the Data may be transferred to the Company or any of its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party assisting with the administration of this Stock Grant Award under the Plan or with whom Shares acquired pursuant to this Stock Grant Award or cash from the sale of such shares may be deposited. You acknowledge that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of your residence. Furthermore, you acknowledge and understand that the transfer of the Data to the Company or any of its Subsidiaries, or to any third parties is necessary for your participation in the Plan.

(b) You may at any time withdraw the consents herein by contacting your local human resources representative in writing. You further acknowledge that withdrawal of consent may affect your ability to exercise or realize benefits from this Stock Grant Award, and your ability to participate in the Plan.

13. No Entitlement or Claims for Compensation.

(a) Your rights, if any, in respect of or in connection with this Stock Grant Award or any other Award is derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary Award. By accepting this Stock Grant Award, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to you. This Stock Grant Award is not intended to be compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represents any portion of a your salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

(b) Neither the Plan nor this Stock Grant Award or any other Award granted under the Plan shall be deemed to give you a right to remain an Employee, Consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any), and you shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan, this Stock Grant Award or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

(c) You agree that the Company may require that Restricted Shares be held by a broker designated by the Company. In addition, you agree that your rights hereunder shall be subject to set-off by the Company for any valid debts you owe the Company.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflict of laws principles thereof.

15. Notices. All notices, communications and documents under this Agreement shall be in writing. All notices, communications, and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed to the Company’s principal executive office, Attention: Stock Administration. The current address of the Company’s principal executive office is:

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, CA 95134-1706

All notices, communications, and documents intended for you and related to this Agreement, if not delivered by hand, shall be mailed to your address shown on the last page of this Agreement or such other address as you may specify by notice complying with this section. Notices, communications, and documents not delivered by hand shall be mailed by registered or certified mail, return receipt requested, postage prepaid. All mailings and deliveries related to this Agreement shall be deemed received only when actually received.

16. Binding Effect. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the executors, administrators, heirs, legal representatives, successors, and assigns of the parties hereto.

17. Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature to each such counterpart were upon a single instrument, and all counterparts shall be deemed an original of this Agreement.

18. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

*     *     *     *

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this          day of                     , 200_.

CISCO SYSTEMS, INC.

By:
(Signature)

Name:

Title:

RECIPIENT:

By:
(Signature)

Address:

Telephone Number:

Email Address: